Exhibit 99.1

Penn Treaty American Corporation

2500 Legacy Drive, Suite 130

Frisco, Texas 75034

469-287-7044

www.penntreatyamerican.com

August 31, 2011

Dear Shareholder:

The purpose of this letter is to provide you with an update regarding the proceedings relating to the Pennsylvania Insurance Commissioner’s efforts to liquidate Penn Treaty American Corporation’s (“PTAC”) direct and indirect subsidiaries Penn Treaty Network America Insurance Company (“PTNA”) and American Network Insurance Company (“ANIC”) as well as certain unaudited financial information of PTAC.

As I have previously reported, in January 2009, the Commissioner, with our consent, obtained orders placing PTNA and ANIC into rehabilitation.  In October 2009, the Commissioner filed petitions seeking to convert these rehabilitations into liquidations.  The board of PTAC believes that liquidation of PTNA and ANIC is not warranted under the applicable standard for converting a rehabilitation to a liquidation.  Therefore, PTAC and I, as Chairman of the Board of Directors, intervened in the proceedings to contest the liquidation petitions.  We have argued that the Commissioner cannot meet his burden of establishing that continued rehabilitation would be futile or would substantially increase the risk of loss to, among others, policyholders.  We retained counsel and several experts to assist us in contesting the Commissioner’s efforts.

After a period of pretrial discovery, the hearing on the liquidation petitions commenced on January 30, 2011 and continued intermittently through April 12, 2011.  After approximately twenty days of trial testimony (which has included witnesses who were offered by the Commissioner, cross examined by us, and questioned by the Court), the Commissioner is nearing the end of his case.  PTAC and I, as Chairman of  the Board of Directors,  as the interveners, have not yet presented our case.

In April of 2011, the Court asked the parties to determine whether they could reach agreement on a rehabilitation plan, and the parties have been intermittently engaged in such discussions.  The parties met with the Court on July 12, 2011 to discuss these issues and to set a date for the resumption of the hearing should the discussions not produce an appropriate settlement.  We believe that it is unlikely that a settlement will be reached at this time.  The hearing is scheduled to resume on September 19, 2011, and we expect that it will be completed in October of 2011.  We continue to aggressively defend against these petitions to liquidate.  The Board believes that liquidation is not justified under the applicable standard and that a thorough and aggressive rehabilitation is appropriate under these circumstances and is in the best interest of the policyholders of PTNA and ANIC as well as the shareholders of PTAC.

The expenses associated with this proceeding have been very significant.  We intend to file a petition with the Court to seek reimbursement of certain of our expenses from PTNA and ANIC.  The outcomes of the litigation on the liquidation petitions and the request for reimbursement are uncertain.

PTAC is also incurring expenses in the defense of a claim filed by the Commissioner in which he seeks recovery of approximately $2.3 million relating to alleged obligations of PTAC to reimburse PTNA for paid time off obligations of PTNA employees and to pay PTNA a portion of a tax refund received by PTAC.  We are aggressively defending against this claim.  The Commissioner has filed a motion for partial summary judgment in which he argues that he is entitled to recovery as a matter of law and without a trial.  We have responded by arguing that such relief is not warranted, and the briefing on the issue is almost completed.  The expenses incurred in defending against this claim are not recoverable, and the outcome of this litigation is uncertain.  The complaint in this case as well as other rehabilitation related filings are available on the website I referred to in an earlier letter to you: https://www.penntreaty.com/about_Us/rehabnews.asp

The following is certain unaudited financial information of PTAC that does not include financial information relating to PTAC’s direct or indirect subsidiaries (those subsidiaries are in rehabilitation or owned by a company in rehabilitation).  All financial information in this letter is as of June 30, 2011 and is internally prepared without independent review.

Cash & Marketable Securities	$1,261,381
Installment Receivable	915,523
Note Receivable	3,992,744
Accounts Payable	(708,571)
Accrued Pension Benefit	(900,000)
$4,561,077

Contingent Liability (Paid time off/tax claim)	$2,300,000

PTAC’s assets include cash and marketable securities as well as an installment receivable and a note receivable relating to the sale by PTAC of a former subsidiary, United Insurance Group Agency, Inc. (“UIG”), to LTC Global, Inc. (“LTC”).  LTC’s obligations to pay PTAC are affected to some degree by the extent to which PTNA and ANIC continue to pay commissions to their agents.  As discussed more fully below, the Commissioner is of the position that agents’ commissions should no longer be paid.

With regard to the installment receivable of $915,523, LTC’s monthly payments to PTAC are equal to the amount of agents’ commissions, if any, paid to LTC or its affiliates by PTNA and ANIC.  If PTNA and ANIC continue to pay agents’ commissions as they have to date, we anticipate that this receivable will be paid in full within approximately 18 months.  If the commission payments from PTNA or ANIC diminish or end before that time, LTC’s obligations on the installment receivable will diminish or end.

With regard to the note receivable having a remaining balance of $3,992,744, the maturity date by which all principal and interest (0.721% per month) must be paid to PTAC by LTC is, at the latest, April 16, 2019.  If commissions continue to be fully paid by PTNA and ANIC, LTC’s full payment on the note receivable will be required earlier than April 16, 2019.  If the commission payments are terminated, PTAC’s recovery on the note receivable will be limited to monthly payments from LTC until April 2014 totaling approximately $1.7 million.

The Commissioner previously filed a petition to suspend PTNA commission payments, to which we and others objected, but he has not recently pursued litigation on that petition.  He has asserted that if liquidation orders are entered, the commissions paid by PTNA and ANIC cease.  He has also stated his intention to pursue suspension of the PTNA and ANIC commissions should the Court deny the liquidation petitions, and the Court has indicated that it will hear that issue immediately after a ruling denying the liquidation petitions, if the Court decides that liquidation is not warranted.

Although we continue to receive monthly payments from LTC on the installment receivable and the note receivable (our only cash flow), the total of our current cash and marketable securities is less than the total amount representing (1) unpaid expenses already incurred and expenses expected to be incurred in the lawsuits referenced above (in the absence of reimbursement) and (2) the total amount sought by the Commissioner in paid time off/tax case referenced above.  Again, it is unclear as to the extent to which reimbursement, if any, for expenses of defending against the liquidation petitions will be obtained, and it is unclear as to the extent of any liability by way of judgment or settlement, if any, of the paid time off/tax case.

PTAC’s assets, including cash and marketable securities and the receivables relating to LTC (not taking into account any recovery on the petition for reimbursement of expenses or the effect on the receivables of any termination of commissions) exceed the expected unpaid expenses of defending the liquidation petitions and the total amount sought by the Commissioner in the paid time off/tax claim.

We continue to aggressively defend against the efforts to liquidate PTNA and ANIC, as we continue to believe that the Commissioner cannot meet the liquidation standard and that an appropriate rehabilitation is in order.  I will contact you again as circumstances warrant.

Sincerely,

Eugene J. Woznicki

President / Chairman of the Board

Many of the statements in this letter are forward looking, including statements regarding the liquidation proceedings, the request for reimbursement and our ability to pay our expenses, and are based on the reasonable assumptions of PTAC’s management and board of directors at the time of this letter.  These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from those expressed or implied by any forward-looking statements.  Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct.  We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.